Exhibit 99.2

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Twister Acquisition
May 2, 2006

Producing Oil & gas in the USA for the USA

[LOGO]	Producing Oil & gas in the USA for the USA

Disclosure Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this presentation are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PV10 Calculations of Reserve Values are based on the SEC price deck for June 30, 2005 (Cano’s fiscal year end) of $56.54 per boe and are calculated “before tax” (BT).

WWW.CANOPETRO.COM • Amex: CFW

Location

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What

•                  $24 MM purchase price

•                  ~400 net boepd

•                  PDP - Current ratio of 34% oil – 66% gas

•                  PUD  - 82% oil – 18% gas

•                  ~161 million boe OOIP / ~30 million boe recovered

•                  ~7 million boe total proved (2.1 million boe PDP)

•                  PV10 of total proved is $69 MM ($27 MM PDP)

•                  2 workover rigs & equipment – valued at $1.25 MM

•                  9,700 acres

•                  Effective date Feb. 1, 2006

Why

•                  $3.25/boe acquisition cost

•                  Accretive

•                  ~$4 million 2006 EBITDA

•                  Net PV10 increase of ~$44 million

•                  Low OPEX ~$15/boe

•                  CAPEX PUD to PDP ~$22.5 million ($4.60/BOE)

•                  Operational fit: no measurable increase in G&A

•                  Potential EOR upside (CO2)

Impact

	CANO +	TWISTER =	TOTAL
BOEPD	~ 1200	~ 400	~ 1600
Reserves	40 million boe	7 million boe	47 million boe
EBITDA	~ $7 million	~ $4 million	~ $11 million
Debt	$42.75 million	$25 million	$67.75 million
Hedge (Floors)	$60/$55/$55 ~ 830/780/740	$60/$60/$60 ~ 200/180/160
PV10 per share	$11.54	$1.64	$13.18

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© Cano Petroleum Inc, 2006

Producing Oil & gas in the USA for the USA